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                       August 6, 2021

       Harold W. Andrews, Jr.
       Chief Financial Officer
       Sabra Health Care REIT, Inc.
       18500 Von Karman Avenue, Suite 550
       Irvine, CA 92612

                                                        Re: Sabra Health Care
REIT, Inc.
                                                            Form 10-K for the
fiscal year ended December 31, 2020
                                                            Filed February 22,
2021
                                                            File No. 001-34950
                                                            Form 8-K
                                                            Filed May 5, 2021
                                                            File No. 001-34950

       Dear Mr. Andrews:

              We have completed our review of your filings. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                       Sincerely,


                       Division of Corporation Finance

                       Office of Real Estate & Construction